Exhibit 99.1

MORRIS PUBLISHING ANNOUNCES

2006 FIRST QUARTER RESULTS

AUGUSTA, Ga. (May 11, 2006) — Morris Publishing Group, LLC today reported first quarter net income of $5.3 million, up $0.7 million from $4.6 million in the same period last year.

Total operating revenue for the first quarter was $113.9 million, up $0.6 million, or 0.5% from $113.3 million in the same quarter 2005, with total advertising revenue of $92.4 million, up 1.0%, and circulation revenue of $17.5 million, down 1.9%. Classified revenue was up 7.3%, while national and retail advertising revenues were down 14.2% and 2.0%, respectively, from the first quarter last year.

For the first quarter, total operating expense was $96.1 million, down $1.3 million, or 1.3%, from $97.3 million last year, with employee costs down 1.1%, newsprint, ink and supplements costs up 5.9%, and other operating costs down 4.0%. Total operating costs were impacted by the increases in the price of newsprint, lower health care costs and significant nonrecurring costs incurred in the first quarter last year.

Commenting on the results, William S. Morris IV, Morris Publishing Group’s chief executive officer and president, said, “We had a solid first quarter, despite the continued softness in several of our traditional sources of advertising revenue. We are continuing to grow our online advertising business and aggressively manage our costs, which contributed significantly to our first quarter results.”

Morris Publishing Group, LLC is a wholly owned subsidiary of Morris Communications Company, LLC, a privately held media company based in Augusta, Ga. Morris Publishing owns and operates 27 daily and 13 nondaily newspapers, four city magazines and numerous other free community publications in the Southeast, Midwest, Southwest and Alaska. For more information, visit www.morris.com.

A conference call will be held Thursday, May 11, 2006, at 10:00 a.m. Eastern Daylight Time. In order to participate, please call 1-888-928-9177 ten (10) minutes prior to the scheduled start. The pass code and leader’s name listed below will be required to join the conference call:

LEADER:	MR. STEVE STONE
PASS CODE:	MORRIS PUBLI

To access the Audio Replay of this call, all parties can:

1. Go to the URL: https://e-meetings.mci.com

2. Choose Audio Streaming under Join Events

3. Enter the conference number: 8255793

4. Enter the pass code: MORRIS PUBLI

Replays of the conference call are available for 30 days after the live event at the URL link.

For further information, please contact:

Craig S. Mitchell

Senior Vice President of Finance

Morris Communications Company, LLC

706-823-3236

First-quarter results follow:

Morris Publishing Group, LLC

Condensed Consolidated Statements of Income

(Dollars in thousands)	Three Months Ended March 31,
	2006	2005
NET OPERATING REVENUES:
Advertising	$92,373	$91,501
Circulation	17,544	17,880
Other	4,009	3,957

Total net operating revenue	113,926	113,338

OPERATING EXPENSES:
Labor and employee benefits	44,032	44,523
Newsprint, ink and supplements	14,764	13,942
Other operating costs (excluding depreciation and amortization)	32,012	33,332
Depreciation and amortization	5,281	5,547

Total operating expenses	96,089	97,344

OTHER EXPENSE (INCOME):
Interest expense, including amortization of debt issuance costs	9,000	8,515
Interest income	(67)	(298)
(Gain) loss on sale of fixed assets	(4)	7
Other, net	(11)	27

Total other expense, net	8,918	8,251

INCOME BEFORE INCOME TAXES	8,919	7,743
PROVISION FOR INCOME TAXES	3,582	3,101

NET INCOME	$5,337	$4,642